Exhibit 99.1

BLUE COAT ADOPTS INDUCEMENT PLAN FOR NEW EMPLOYEES

SUNNYVALE, Calif., June 18, 2007 – Blue Coat Systems, Inc. (Nasdaq: BCSI), the leader in secure content and application delivery, today announced that its Board of Directors has adopted a 2007 New Employee Stock Incentive Plan (the “New Employee Plan”) as a means of providing equity compensation to induce qualified individuals to become employed by the Company. The New Employee Plan was adopted solely because Blue Coat believes its existing 1999 Stock Incentive Plan and 2000 Supplemental Stock Option Plan do not have sufficient shares available to provide equity compensation to key new hires in light of the Company’s current hiring plans. The New Employee Plan provides for the issuance of up to 400,000 shares of Blue Coat common stock to new employees of the Company. Stockholder approval of the New Employee Plan is not required under Nasdaq Marketplace Rule 4350(i)(1)(A)(iv). The Company intends to present a new employee equity plan to its stockholders for approval this fall, and intends to terminate the New Employee Plan upon approval of that equity incentive plan.

“Our business has grown substantially over the past twelve months, and we anticipate continued expansion in both our revenue and the employee population that supports that growth,” said Brian NeSmith, president and chief executive officer, Blue Coat Systems. “The New Employee Plan will provide us with the ability to offer the competitive compensation necessary to attract talented new employees and to help us achieve our objectives.”

About Blue Coat Systems

Blue Coat secures Web communications and accelerates business applications across the distributed enterprise. Blue Coat’s family of appliances and client-based solutions – deployed in branch offices, Internet gateways, end points, and data centers – provide intelligent points of policy-based control enabling IT organizations to optimize security and accelerate performance between users and applications. Blue Coat has installed more than 30,000 appliances worldwide and is ranked #1 by IDC in the Secure Content and Application Delivery market. Blue Coat is headquartered in Sunnyvale, California, and can be reached at (408) 220-2200 or www.bluecoat.com.

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FORWARD LOOKING STATEMENTS: The statements contained in this press release that are not purely historical are forward-looking statements, including statements regarding Blue Coat Systems’ expectations, beliefs, intentions or strategies regarding the future, and including statements regarding the capabilities and expected performance of Blue Coat Systems’ products. All forward-looking statements included in this press release are based upon information available to Blue Coat Systems as of the date hereof, and Blue Coat Systems assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to Blue Coat Systems’ business are set forth in Blue Coat Systems’ most recently filed Form 10-Q for the quarter ended January 31, 2007 and Form 10-K for the year ended April 30, 2006, and other reports filed from time to time with the Securities and Exchange Commission.

Blue Coat and other applicable product names are trademarks or registered trademarks of Blue Coat Systems, Inc. in the United States and other countries. All other trademarks, trade names or service marks used or mentioned herein belong to their respective owners.

Media Contacts:	Investor Contact:

Steve Schick	Carla Chun
Blue Coat Systems	Blue Coat Systems
steve.schick@bluecoat.com	carla.chun@bluecoat.com
408-220-2076	408-220-2318

Kevin Kosh
CHEN PR, for Blue Coat Systems
kkosh@chenpr.com
781-672-3111